EXHIBIT 99.1

QUEST DIAGNOSTICS REPORTS STRONG RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2006

— Company provides 2007 guidance —

LYNDHURST, N.J., January 25, 2007—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2006, income from continuing operations was $151 million, or $0.77 per diluted share compared to $149 million, or $0.73 per diluted share for the prior year.

Fourth quarter revenues from continuing operations grew 8.5% over the prior year level to $1.5 billion. The acquisitions of LabOne, which was completed on November 1, 2005, and Focus Diagnostics, which was completed on July 1, 2006, contributed 4% revenue growth. Clinical testing revenues grew 6.9% . Clinical testing volume, measured by the number of requisitions, increased 1% and revenue per requisition increased 5.9% .

For the fourth quarter, operating income was $279 million, or 18.0% of revenues, compared to $260 million, or 18.2% of revenues, in 2005.

Bad debt expense was 3.8% of revenues, unchanged from a year ago. Days sales outstanding were 48 days and cash flow from operations was $306 million. During the quarter the company repurchased $196 million of its common stock and made capital expenditures of $60 million.

“We drove strong results in the fourth quarter, finishing an excellent year in which we grew revenues 15% and generated $952 million of cash from operations,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “While we will face challenges in 2007, our longer-term goals remain unchanged. We intend to grow revenues organically, at or above the industry growth rate; pursue selective acquisitions; expand operating margins to 20%; and further strengthen our position as the undisputed world leader in diagnostic testing, information and services.”

Full Year 2006 Performance

Income from continuing operations was $626 million, or $3.14 per diluted share for the full year 2006 compared to $573 million, or $2.79 per diluted share in the prior year. Net income for 2006 included pretax expenses of $55 million, or $0.17 per share, associated with stock-based compensation recorded in accordance with SFAS 123R and pretax charges of $27 million, or $0.08 per share, primarily associated with integration activities.

Revenues from continuing operations increased 14.9% to $6.3 billion. The acquisition of LabOne contributed revenue growth of approximately 8%. Operating income was $1.1 billion, or 18.0% of revenues, in 2006 compared to $1 billion, or 18.5% of revenues in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1% due to stock-based compensation (SFAS 123R), 0.6% due to the inclusion of LabOne and 0.4% due to integration charges.

Cash from operations increased to $952 million from $852 million in 2005. During the year, the company repurchased $472 million in common stock, spent $237 million on acquisitions, and made capital expenditures of $193 million.

Discontinued operations contributed a loss of $0.20 per diluted share for the year, compared to a loss of $0.13 per diluted share in the prior year.

Outlook for 2007

For the full year 2007 the company expects results from continuing operations as follows: earnings per diluted share of between $2.70 and $3.00; revenues of $6 billion to $6.2 billion; and operating income of between 16.5% and 17.5% of revenues. Over the same period, the company expects cash from operations to approximate $800 million and capital expenditures to approximate $200 million.

The estimates for 2007 reflect reductions related to the anticipated impact of contract changes. Earnings per share, revenues, operating income as a percentage of revenues and cash from operations have been reduced by between: $0.50 and $0.80; $450 million and $650 million; 1% and 2%; and $150 million and $200 million, respectively, to reflect these changes.

These estimates are before any special charges, including charges related to potential restructuring activities.

Quest Diagnostics will hold its fourth quarter conference call on January 25 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on January 25 through 11 P.M. on February 23, 2007 to investors in the U.S. by dialing 866-361-4939. Investors outside the U.S. may dial 203-369-0187. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in Quest Diagnostics Incorporated’s most recent Form 10-K and subsequent SEC filings.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2006 and 2005
(in millions, except per share and percentage data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

	(unaudited)	(unaudited)	(unaudited)

Net revenues	$1,549.3	$1,427.3	$6,268.7	$5,456.7

Operating costs and expenses:
Cost of services	919.4	856.6	3,696.0	3,220.7
Selling, general and administrative	349.7	308.6	1,410.7	1,215.8
Amortization of intangible assets	3.2	1.9	10.8	4.6
Other operating (income) expense, net	(2.2)	(0.3)	23.1	8.0

Total operating costs and expenses	1,270.1	1,166.8	5,140.6	4,449.1

Operating income	279.2	260.5	1,128.1	1,007.6

Other income (expense):
Interest expense, net	(22.6)	(20.2)	(91.4)	(57.4)
Minority share of income	(6.5)	(4.6)	(23.9)	(19.5)
Equity earnings in unconsolidated joint ventures	7.2	6.7	28.4	26.2
Other expense, net	(9.3)	(0.7)	(7.9)	(6.9)

Total non-operating expenses, net	(31.2)	(18.8)	(94.8)	(57.6)

Income from continuing operations before taxes	248.0	241.7	1,033.3	950.0
Income tax expense	96.7	92.5	407.6	376.8

Income from continuing operations	151.3	149.2	625.7	573.2
Loss from discontinued operations, net of taxes	(2.0)	(18.8)	(39.3)	(26.9)

Net income	$149.3	$130.4	$586.4	$546.3

Earnings per common share - basic:
Income from continuing operations	$0.78	$0.74	$3.18	$2.84
Loss from discontinued operations	(0.01)	(0.09)	(0.20)	(0.13)

Net income	$0.77	$0.65	$2.98	$2.71

Earnings per common share – diluted:
Income from continuing operations	$0.77	$0.73	$3.14	$2.79
Loss from discontinued operations	(0.01)	(0.09)	(0.20)	(0.13)

Net income	$0.76	$0.64	$2.94	$2.66

Weighted average common shares outstanding:
Basic	194.5	200.3	197.0	201.8
Diluted	196.5	203.5	199.5	205.5

Operating income as a percentage of net revenues	18.0%	18.2%	18.0%	18.5%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
December 31, 2006 and 2005
(in millions, except per share data)

	December 31,	December 31,
	2006	2005

	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$149.6	$92.1
Accounts receivable, net	774.4	732.9
Inventories	78.6	77.9
Deferred income taxes	120.5	107.4
Prepaid expenses and other current assets	67.9	59.2

Total current assets	1,191.0	1,069.5
Property, plant and equipment, net	752.4	753.7
Goodwill, net	3,391.0	3,197.2
Intangible assets, net	193.4	147.4
Other assets	133.7	138.3

Total assets	$5,661.5	$5,306.1

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$834.0	$764.5
Short-term borrowings and current portion of long-term debt	316.9	336.8

Total current liabilities	1,150.9	1,101.3
Long-term debt	1,239.1	1,255.4
Other liabilities	252.3	186.4
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares and 300
shares authorized at December 31, 2006 and 2005,
respectively; 213.8 and 213.6 shares issued at December
31, 2006 and 2005, respectively	2.1	2.1
Additional paid-in capital	2,185.1	2,175.5
Retained earnings	1,800.3	1,292.5
Unearned compensation	-	(3.3)
Accumulated other comprehensive loss	(0.1)	(6.2)
Treasury stock, at cost; 19.8 and 15.2 shares at December 31,
2006 and 2005, respectively	(968.2)	(697.6)

Total stockholders’ equity	3,019.2	2,763.0

Total liabilities and stockholders’ equity	$5,661.5	$5,306.1

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2006 and 2005
(in millions)

	Twelve Months Ended
	December 31,

	2006	2005

	(unaudited)

Cash flows from operating activities:
Net income	$586.4	$546.3
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	197.4	176.1
Provision for doubtful accounts	243.4	233.6
Stock-based compensation expense	55.5	2.0
Provision for restructuring and other special charges	55.8	-
Deferred income tax (benefit) provision	(46.3)	0.7
Minority share of income	23.9	19.5
Tax benefits associated with stock-based compensation plans	-	33.8
Excess tax benefits from stock-based compensation
arrangements	(32.7)	-
Other, net	20.2	21.7
Changes in operating assets and liabilities:
Accounts receivable	(273.2)	(238.4)
Accounts payable and accrued expenses	81.3	36.0
Integration, settlement and other special charges	(4.2)	(5.4)
Income taxes payable	45.3	15.4
Other assets and liabilities, net	(0.9)	10.3

Net cash provided by operating activities	951.9	851.6

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(236.5)	(814.2)
Capital expenditures	(193.4)	(224.3)
Decrease (increase) in investments and other assets	15.5	(41.3)

Net cash used in investing activities	(414.4)	(1,079.8)

Cash flows from financing activities:
Repayments of debt	(416.2)	(497.3)
Proceeds from borrowings	375.0	1,100.2
(Decrease) increase in book overdrafts	(1.7)	33.4
Purchases of treasury stock	(472.3)	(390.2)
Exercise of stock options	102.3	98.3
Excess tax benefits from stock-based compensation
arrangements	32.7	-
Dividends paid	(77.1)	(69.7)
Distributions to minority partners	(21.9)	(21.4)
Financing costs paid	(0.8)	(6.3)

Net cash (used in) provided by financing activities	(480.0)	247.0

Net change in cash and cash equivalents	57.5	18.8

Cash and cash equivalents, beginning of period	92.1	73.3

Cash and cash equivalents, end of period	$149.6	$92.1

Cash paid during the period for:
Interest	$102.1	$50.0
Income taxes	$381.3	$314.5

Notes to Financial Tables

1)	On April 19, 2006, the Company decided to discontinue the operations of a test kit manufacturing subsidiary, NID. During the third quarter of 2006, the Company completed its wind down of NID and classified the operations of NID as discontinued operations. The accompanying consolidated statements of operations and related disclosures have been restated to report the results of NID as discontinued operations for all periods presented.

2)	The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

	(in millions, except per share data)

Income from continuing operations - basic	$151.3	$149.2	$625.7	$573.2
Loss from discontinued operations - basic	(2.0)	(18.8)	(39.3)	(26.9)

Net income available to common stockholders - basic	149.3	130.4	586.4	546.3
Add: Interest expense associated with contingent
convertible debentures, net of related tax effects	-	-	-	0.1

Income available to common stockholders - diluted	$149.3	$130.4	$586.4	$546.4

Weighted average common shares outstanding - basic	194.5	200.3	197.0	201.8

Effect of dilutive securities:
Stock options, restricted common shares and performance
share units granted	2.0	3.2	2.5	3.5
Contingent convertible debentures	-	-	-	0.2

Weighted average common shares outstanding - diluted	196.5	203.5	199.5	205.5

Earnings per common share - basic:
Income from continuing operations	$0.78	$0.74	$3.18	$2.84
Loss from discontinued operations	(0.01)	(0.09)	(0.20)	(0.13)

Net income	$0.77	$0.65	$2.98	$2.71

Earnings per common share - diluted:
Income from continuing operations	$0.77	$0.73	$3.14	$2.79
Loss from discontinued operations	(0.01)	(0.09)	(0.20)	(0.13)

Net income	$0.76	$0.64	$2.94	$2.66

3)	In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123, revised 2004, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that companies recognize compensation cost relating to share-based payment transactions based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for annual periods beginning after January 1, 2006. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective approach and therefore has not restated results for prior periods. Under this approach, awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS 123R. Unvested awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123” (“SFAS 148”), except that compensation costs will be recognized in the Company’s results of operations.

Stock-based compensation expense associated with performance share units is recognized based on management’s best estimates of the achievement of the performance goals specified in such awards and the resulting number of shares that will be earned. In the fourth quarter of 2006, the Company revised its estimate of the number of performance share units expected to be earned at the end of the performance periods as a result of revising its estimates of projected performance and reduced stock based compensation expense associated with performance share units by approximately $8 million.

The fair value of each stock option award was estimated on the date of grant using a lattice-based option valuation model that uses the assumptions in the following table. The expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The dividend yield was based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for bonds with maturities ranging from one month to seven years. The expected life of the options granted was estimated using the historical exercise behavior of employees.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Weighted average fair value of options at grant date	$14.87	$13.71	$13.91	$14.17
Expected volatility	21.6%	21.8%	18.2%	23.0%
Dividend yield	0.7%	0.7%	0.7%	0.7%
Risk-free interest rate	4.6% - 4.7%	4.3%	4.6%	3.9% - 4.0%
Expected holding period, in years	5.5 - 6.2	5.1 - 6.2	5.6 - 6.2	5.4 - 5.9

The fair value of restricted stock awards and performance share units is the average market price of our common stock at the date of grant.

For the three and twelve months ended December 31, 2006, the stock-based compensation expense recorded in accordance with SFAS 123R totaled $2.5 million ($1.5 million, net of tax, or $0.01 per share) and $55.5 million ($33.5 million, net of tax, or $0.17 per share), respectively. In addition, in connection with the adoption of SFAS 123R, net cash provided by operating activities decreased and net cash provided by financing activities increased for the twelve months ended December 31, 2006 by $33 million, related to the classification of excess tax benefits from stock-based compensation arrangements.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS 148. Under this approach, the cost of restricted stock awards was expensed over their vesting period, while the imputed cost of stock option grants and discounts offered under the Company’s Employee Stock Purchase Plan was disclosed, based on the vesting provisions of the individual grants, but not charged to expense. Stock-based compensation expense recorded in accordance with APB 25, relating to restricted stock awards, was $0.6 million and $2.0 million for the three and twelve months ended December 31, 2005, respectively. The following pro forma information is presented for comparative purposes and illustrates the pro forma effect on net income and earnings per share for the periods presented, as if the Company had elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148 (in millions, except per share data):

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2005	2005

Net income
Net income, as reported	$130.4	$546.3
Add: Stock-based compensation under APB 25	0.6	2.0
Deduct: Total stock-based compensation expense
determined under fair value method for all awards,
net of related tax effects	(5.2)	(32.6)

Pro forma net income	$125.8	$515.7

Earnings per common share
Basic – as reported	$0.65	$2.71

Basic – pro forma	$0.63	$2.56

Diluted – as reported	$0.64	$2.66

Diluted – pro forma	$0.61	$2.50

4)	Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc. and recorded a charge of $20.7 million that primarily related to actions that impact Quest Diagnostics’ employees and operations and was comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a $4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

For the twelve months ended December 31, 2005, other operating (income) expense, net includes a $6.2 million charge primarily related to forgiving amounts owed by patients and physicians, and related property damage as a result of hurricanes in the Gulf Coast.

5)	Other expense, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and twelve months ended December 31, 2006 other expense, net includes a $10.0 million charge recorded in the fourth quarter associated with the write-down of an investment. In addition, for the twelve months ended December 31, 2006, other expense, net includes $16.3 million in charges related to the write-down of investments and a gain of $15.8 million on the sale of an investment.

For the twelve months ended December 31, 2005, other expense, net includes a $7.1 million charge associated with the write-down of an investment.

6)	For the three and twelve months ended December 31, 2006, the Company repurchased approximately 3.9 million shares of its common stock at an average price of $50.31 per share for $196.4 million and 8.9 million shares of its common stock at an average price of $53.23 per share for $472.3 million, respectively. For the three and twelve months ended December 31, 2006, the Company reissued 0.5 million and 4.3 million shares, respectively, for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 41.3 million shares of its common stock at an average price of $44.89 for $1.9 billion. At December 31, 2006, $250 million of the share repurchase authorizations remained available.

7)	The following table summarizes the approximate impact of various items on period-over-period comparisons for certain financial metrics reported for the three and twelve months ended December 31, 2006 and is included for informational purposes only:

	Continuing Operations

	Three Months Ended			Twelve Months Ended
	December 31, 2006			December 31, 2006

		Operating			Operating
		Income as	Diluted		Income as	Diluted
	Revenue	a % of	Earnings	Revenue	a % of	Earnings
	Growth	Revenues	per Share	Growth	Revenues	per Share

Reported:	8.5%	18.0%	$ 0.77	14.9%	18.0%	$ 3.14

Impact on comparisons to
prior year of:
LabOne acquisition	3.1%	-	0.01	8.1%	(0.6)%	0.01
Focus Diagnostics acquisition	0.9%	-	-	0.5%	-	-
SFAS 123R stock-based
compensation expense	-	(0.2)%	(0.01)	-	(0.9)%	(0.17)
First quarter special charges	-	-	-	-	(0.4)%	(0.08)

8)	In the third quarter, the Company completed the wind down of NID, a test kit manufacturing subsidiary. The results of operations for NID have been classified as discontinued operations for all periods presented. For the twelve months ended December 31, 2006, the Company recorded pretax charges of $32 million comprised of: $7 million related to the write-off of inventories; asset impairment charges of $6 million; employee severance costs of $6 million; contract termination costs of $6 million; $2 million related to facility closure charges and $5 million of costs to support activities to wind-down the business, principally comprised of employee costs and professional fees.